Press Release

FOR IMMEDIATE RELEASE	Contact: Anthony K. Slater, CFO (336) 789-2171
PIKE ELECTRIC APPOINTS GARY D. WALDMAN AS CONTROLLER AND CHIEF ACCOUNTING OFFICER
MOUNT AIRY, N.C., October 30, 2006 — Pike Electric Corporation (NYSE: PEC), one of the nation’s largest providers of outsourced electric distribution and transmission services, today announced the appointment of Gary D. Waldman as its Controller and Chief Accounting Officer. Waldman will report directly to Anthony K. Slater, Chief Financial Officer, and will be responsible for Pike Electric’s financial reporting, systems and controls, SEC reporting and Sarbanes-Oxley compliance.
Waldman has over 28 years of diversified experience and has expertise in a variety of areas, including accounting principles, SEC reporting, income tax planning, employee benefits and information systems. Prior to joining the Company, Mr. Waldman served as Vice-President — Accounting Principles and Compliance at Alpha Natural Resources, Inc., a Fortune 1000 producer of high-quality Appalachian coal, where he directed its SEC reporting, budgeting and forecasting functions from September 2005 to May 2006. Waldman’s previous experience includes 15 years with Dan River Inc., a publicly traded manufacturer and marketer of bedding products and apparel fabrics, where he held several positions, including Director of Taxes, Vice President — Controller, and most recently, Vice President — Finance. Waldman’s career also includes 12 years with KPMG LLP, where he last served as a Senior Tax Manager.
Waldman holds a BBA in Accounting from Kent State University and is a member of the American Institute of Certified Public Accountants.
About Pike Electric
Pike Electric is one of the largest providers of outsourced electric distribution and transmission services in the United States. The Company’s core activities consist of the maintenance, upgrade and extension of electric distribution and sub-500 kilovolt transmission powerlines for more than 150 electric utilities, cooperatives and municipalities. Pike Electric services a contiguous 19-state region that stretches from Pennsylvania in the north to Florida in the southeast and Texas in the southwest and is a recognized leader in storm restoration services. The Company’s common stock is quoted on the New York Stock Exchange under the symbol PEC. For further information regarding Pike Electric, visit the company’s website at www.pike.com or contact us at 336-789-2171.